CORTEVA agriscience

News Release

Strong 2H and Full Year 2025 Results Driven by Leading Technology, Disciplined Execution

- Seed's industry-leading performance reflects demand for latest technology, productivity savings, and growth in licensing
- Resilience in Crop Protection evidenced by volume growth in new products and biologicals coupled with cost improvement
- Robust cash generation driven by earnings growth and efficient working capital management
- Full-year 2026 guidance[3] reflects top- and bottom-line growth, along with margin expansion, driven by growth platforms and controllables

INDIANAPOLIS, Ind., February 3, 2026 – Corteva, Inc. (NYSE: CTVA) ("Corteva" or the "Company") today reported financial results for the fourth quarter and full-year ended December 31, 2025.

4Q 2025 Results Overview

	Net Sales	Loss from Cont. Ops (After Tax)	EPS
GAAP	**$3.91B**	**$(537)M**	**$(0.80)**
vs. 4Q 2024	**(2)%**	**n/m[4]**	**n/m[4]**
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP	**$3.82B**	**$446M**	**$0.22**
vs. 4Q 2024	**(4)%**	**(15)%**	**(31)%**

FY 2025 Results Overview

	Net Sales	Inc. from Cont. Ops (After Tax)	EPS
GAAP	**$17.40B**	**$1.20B**	**$1.75**
vs. FY 2024	**3%**	**40%**	**43%**
	Organic[1] Sales	Operating EBITDA[1]	Operating EPS[1]
NON-GAAP	**$17.56B**	**$3.85B**	**$3.34**
vs. FY 2024	**4%**	**14%**	**30%**

Full-Year 2025 Highlights

- Net sales increased 3% versus prior year. Organic[1] sales increased 4% with gains in all regions.
- Seed net sales increased 4% and organic[1] sales increased 5%. Price/Mix was up 3% led by North America[2] and EMEA[2] with continued execution on the Company's price-for-value strategy for new technology offerings. Volume increased 2%, primarily reflecting increased corn area in North America[2] and Brazil.
- Crop Protection net sales increased 2% and organic[1] sales increased 3%. Volume increased 5%, driven by demand for new products and biologicals. Price declined 2% due to the market dynamics in Latin America.
- GAAP income and earnings per share (EPS) from continuing operations were $1.20 billion and $1.75 per share, respectively.
- Operating EBITDA[1] and Operating EPS[1] were $3.85 billion, and $3.34 per share, respectively.
- Cash provided by operating activities – continuing operations was $3.5 billion, up 51% compared to prior year. Free cash flow[1] was $2.9 billion, a 69% improvement over prior year. Strong cash performance supported total cash returned to shareholders of over $1.5 billion.
- The Company refined full-year 2026 guidance[3] and expects operating EBITDA[1] to be $4.0 to $4.2 billion. Operating EPS[1] is expected to be $3.45 to $3.70 per share.

1. Organic Sales, Operating EPS, Free Cash Flow, and Operating EBITDA are non-GAAP measures. See page 6 for further discussion. 2. North America is defined as U.S. and Canada. EMEA is defined as Europe, Middle East and Africa. 3. The Company does not provide the most comparable GAAP measure on a forward-looking basis. See page 7 for further discussion. 4. Not meaningful.

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News Release 4Q 2025 2 “ “Our delivery of strong second-half and full-year results reflects continued demand for our differentiated technologies and disciplined execution across the company. In Seed, performance was driven by our latest technology, growth in licensing and sustained productivity improvements. In Crop Protection, despite an ongoing challenging pricing environment in key regions including Latin America and Asia Pacific, we delivered sales and earnings growth, driven by volume gains in new products and biologicals and meaningful cost reductions. We also progressed actions related to our planned separation, and we are on track to complete the separation in the second half of 2026. We look ahead to 2026 with optimism – our products, our employees’ focus on execution, and our accelerated freedom to operate across many crops promises to deliver yet another year of growth, productivity and value creation for both farmers and shareholders.” Chuck Magro Chief Executive Officer Company Updates Separation Update: Key Milestone Targets • Corteva remains on track to complete the planned separation in the second half of 2026 • Key separation milestones expected to be achieved in the first half of 2026: o New Corteva CEO, as well as key executive leadership for both companies, to be named o SpinCo official name and brand identity to be launched o Initial and first amendment to Form 10 to be filed with SEC o Credit agency review and response to capital structure submissions for both companies Bayer Resolution Accelerates Freedom to Operate • Finalized a comprehensive resolution of all litigation with Bayer, providing multi-year clarity on technology access and licensing rights, regulatory certainty / support on Bayer traits, and certainty across all litigation • Agreement helps accelerate Corteva’s path to royalty neutrality to 2026, two years earlier than previously expected, and supports the transition to a net out-licensor of seed technology thereafter • Significantly expands Corteva’s freedom to operate and out-licensing flexibility across corn, canola, and cotton, supporting faster innovation and improved farmer choice • Helps support Corteva’s strategic objective of achieving $1 billion net royalty income position by 2035 • Agreement accelerates multiple technology and market opportunities, contributing ~$1 billion of aggregate earnings upside over the next decade across licensing and branded sales: o Triple-stack corn traits now expected to be available for out-licensing as early as 2027, an acceleration of ~5 years o Third generation above-ground insect traits in corn advanced by ~2 years to the end of the decade o Enables entry into the U.S. cotton out-licensing market, expanding Corteva’s addressable market • $610 million cash outflow, largely in first quarter 2026, funded from strong 2025 free cash flow

News Release 4Q 2025

Summary of Fourth Quarter 2025

For the fourth quarter ended December 31, 2025, net sales decreased 2% versus the same period last year. Organic[1] sales decreased 4%.

Volume was down 5% versus prior year largely due to seasonal timing shifts into third quarter 2025 and first quarter 2026 in both Crop Protection and Seed. Crop Protection volume decreased 2% over the prior year, driven primarily by a seasonal shift in North America to the first quarter of 2026 and the timing of fungicide demand in Latin America. Seed volume decreased 8% versus prior year due primarily to a shift of certain North American deliveries into first quarter 2026 due to freight optimization and weather-related delays, as well as a shift into third quarter 2025 for early deliveries in Latin America in advance of the safrinha season.

Price was up 1% versus prior year. Seed price/mix was up 3% over the prior year with gains in nearly all regions, offset by a shift in out-licensing income to the third quarter in North America. Crop Protection price was down 1% driven largely by competitive pricing dynamics in Latin America and partially offset by price/mix increases in North America.

GAAP loss from continuing operations after income taxes was $537 million in fourth quarter of 2025 compared to a loss of $50 million in fourth quarter of 2024. Operating EBITDA[1] for the fourth quarter of 2025 was income of $446 million, down 15% compared to prior year.

($ in millions, except where noted)	4Q 2025	4Q 2024	% Change	% Organic[1] Change
Net Sales	**$3,910**	**$3,978**	**(2)%**	**(4)%**
North America	$1,478	$1,563	(5)%	(5)%
EMEA	$424	$448	(5)%	(9)%
Latin America	$1,653	$1,622	2%	(3)%
Asia Pacific	$355	$345	3%	7%

($ in millions, except where noted)	FY 2025	FY 2024	% Change	% Organic[1] Change
Net Sales	**$17,401**	**$16,908**	**3%**	**4%**
North America	$9,024	$8,660	4%	5%
EMEA	$3,110	$3,124	- %	2%
Latin America	$3,928	$3,776	4%	4%
Asia Pacific	$1,339	$1,348	(1)%	2%

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News Release 4Q 2025

Seed Summary

Seed net sales were $1.74 billion in the fourth quarter of 2025, down from $1.77 billion in the fourth quarter of 2024. The sales decrease reflects an 8% decrease in volume, partially offset by a 3% increase in price/mix and a 3% favorable currency impact.

Volume declines in the quarter were due primarily to a shift of certain North American deliveries into first quarter 2026 due to freight optimization and weather-related delays. In addition, early deliveries ahead of the safrinha season in Latin America shifted volumes into the third quarter. The increase in price is due primarily to continued demand for top technology, partially offset by a shift of out-licensing income into the third quarter in North America. Favorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was $124 million in the fourth quarter of 2025, an improvement of 33% from the fourth quarter of 2024. Cost benefits from productivity and deflation drove the improvement versus prior year, partially offset by higher compensation expense, bad debt, and R&D expense. Segment operating EBITDA margin improved by approximately 190 basis points versus the prior-year period.

($ in millions, except where noted)	4Q 2025	4Q 2024	% Change	% Organic[1] Change
North America	$545	$639	(15)%	(15)%
EMEA	$190	$216	(12)%	(16)%
Latin America	$884	$827	7%	1%
Asia Pacific	$118	$90	31%	39%
Total 4Q Seed Net Sales	**$1,737**	**$1,772**	**(2)%**	**(5)%**
4Q Seed Operating EBITDA	**$124**	**$93**	**33%**	**N/A**

Seed net sales were $9.90 billion for the full year of 2025, up 4% from the same period of 2024. The sales increase reflects a 3% increase in price/mix and a 2% increase in volume, partially offset by a 1% unfavorable currency impact.

Price/Mix gains in all regions, led by North America, demonstrate demand for top technology and the strength of the portfolio, coupled with increased out-licensing income. Volume growth was driven primarily by increased corn area and share gains in North America and Brazil, partially offset by lower soybean area in North America. Unfavorable currency impacts were led by the Turkish lira and Canadian dollar.

Segment operating EBITDA was $2.64 billion for the full year of 2025, up 19% from the same period of 2024. Commercial execution and market share gains in North America and Brazil, product mix, reduction of net royalty expense, and ongoing cost and productivity actions more than offset increased compensation, R&D expense, bad debt, selling expenses, and the unfavorable impact of currency. Segment operating EBITDA margin improved by approximately 340 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2025	FY 2024	% Change	% Organic[1] Change
North America	$6,271	$6,033	4%	4%
EMEA	$1,560	$1,581	(1)%	4%
Latin America	$1,614	$1,523	6%	5%
Asia Pacific	$453	$408	11%	14%
Total FY Seed Net Sales	**$9,898**	**$9,545**	**4%**	**5%**
FY Seed Operating EBITDA	**$2,636**	**$2,219**	**19%**	**N/A**

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News Release 4Q 2025

Crop Protection Summary

Crop Protection net sales were approximately $2.17 billion in the fourth quarter of 2025 compared to approximately $2.21 billion in the fourth quarter of 2024. The sales decrease over the prior period reflects a 2% decrease in volume and a 1% price decline, partially offset by a 2% favorable benefit from currency.

The decrease in volume was primarily driven by a seasonal shift to the first quarter of 2026 in North America and the timing of fungicide demand in Latin America, partially offset by strong demand for biologicals. The price decline was primarily due to the competitive pricing environment in Latin America, partially offset by North America price increases. Favorable currency impacts were led by the Brazilian Real.

Segment operating EBITDA was $360 million in the fourth quarter of 2025, down 22% from the fourth quarter of 2024. Productivity savings were more than offset by price pressure and higher compensation and R&D costs. Segment operating EBITDA margin declined by approximately 435 basis points versus the prior-year period.

($ in millions, except where noted)	4Q 2025	4Q 2024	% Change	% Organic[1] Change
North America	$933	$924	1%	1%
EMEA	$234	$232	1%	(2)%
Latin America	$769	$795	(3)%	(8)%
Asia Pacific	$237	$255	(7)%	(5)%
Total 4Q Crop Protection Net Sales	**$2,173**	**$2,206**	**(1)%**	**(3)%**
4Q Crop Protection Operating EBITDA	**$360**	**$461**	**(22)%**	**N/A**

Crop Protection net sales were approximately $7.50 billion for the full year of 2025 compared to approximately $7.36 billion in the same period of 2024. The sales increase reflects a 5% increase in volume, partially offset by a 2% decline in price and a 1% unfavorable impact from currency.

The increase in volume was driven by demand for new products, herbicides, and biologicals. The price decline was primarily due to competitive market dynamics in Latin America, partially offset by North America price increases. Unfavorable currency impacts were led by the Turkish Lira and the Brazilian Real.

Segment operating EBITDA was $1,350 million for the full year of 2025, up 6% from the same period last year. Raw material deflation, productivity savings, and volume growth more than offset the unfavorable impact of currency, price pressure, and higher compensation and bad debt in SG&A. Segment operating EBITDA margin improved by approximately 70 basis points versus the prior-year period.

($ in millions, except where noted)	FY 2025	FY 2024	% Change	% Organic[1] Change
North America	$2,753	$2,627	5%	5%
EMEA	$1,550	$1,543	- %	1%
Latin America	$2,314	$2,253	3%	4%
Asia Pacific	$886	$940	(6)%	(4)%
Total FY Crop Protection Net Sales	**$7,503**	**$7,363**	**2%**	**3%**
FY Crop Protection Operating EBITDA	**$1,350**	**$1,272**	**6%**	**N/A**

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News Release 4Q 2025 6 2026 Guidance The global outlook for agriculture remains mixed with strong crop demand and production, but pressured commodity prices and farmer margins. Global corn area was up in 2025, most notably in North America, driven by favorable corn economics relative to soybeans, with a mid-single digit planted area increase in Latin America. However, the large crop production year in 2025 kept pace with record demand. As a result, any shift from corn to soybean planted acres in the US in 2026 is expected to be manageable. The global crop protection industry is expected to improve modestly with volume gains more than offsetting ongoing pricing pressure in certain key regions including Latin America and Asia Pacific. As it pertains to incremental global tariff impacts in 2026 across both businesses, the Company’s current estimate is ~$80 million, which is included in our current 2026 guidance. For the full year 2026, Corteva expects operating EBITDA1 to be $4.0 billion to $4.2 billion, growth of 7% at the mid-point. Operating EPS1 is expected to be $3.45 to $3.70 per share, growth of 7% at the mid-point. The Company is not able to reconcile its forward-looking non-GAAP financial measures, to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of its control, such as Significant Items, without unreasonable effort. Fourth Quarter Conference Call The Company will host a live webcast of its fourth quarter 2025 earnings conference call with investors to discuss its results and outlook tomorrow, February 4, 2026, at 9:00 a.m. ET. The slide presentation that accompanies the conference call is posted on the Company’s Investor Events and Presentations page. A replay of the webcast will also be available on the Investor Events and Presentations page. About Corteva Corteva, Inc. (NYSE: CTVA) is a global pure-play agriculture company that combines industry-leading innovation, high-touch customer engagement and operational execution to profitably deliver solutions for the world’s most pressing agriculture challenges. Corteva generates advantaged market preference through its unique distribution strategy, together with its balanced and globally diverse mix of seed, crop protection, and digital products and services. With some of the most recognized brands in agriculture and a technology pipeline well positioned to drive growth, the company is committed to maximizing productivity for farmers, while working with stakeholders throughout the food system as it fulfills its promise to enrich the lives of those who produce and those who consume, ensuring progress for generations to come. More information can be found at www.corteva.com. Cautionary Statement About Forward-Looking Statements This press release contains certain estimates and forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, which are intended to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and may be identified by their use of words like “plans,” “expects,” “will,” “anticipates,” “believes,” “intends,” “projects,” “estimates,” “outlook,” or other words of similar meaning. All statements that address expectations or projections about the future, including statements about Corteva’s financial results or outlook; strategy for growth; product development; regulatory approvals; market position; capital allocation strategy; liquidity; sustainability targets and initiatives; the anticipated benefits of acquisitions, restructuring actions, or cost savings initiatives; the anticipated benefits of the Proposed Separation; and the outcome of contingencies, such as litigation and environmental matters, are forward-looking statements. Forward-looking statements and other estimates are based on certain assumptions and expectations of future events which may not be accurate or realized. Forward-looking statements and other estimates also involve risks and uncertainties, many of which are beyond the company's control. While the list of factors presented below is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward- looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company's business, results of operations and financial condition. Some of the important factors that could cause the company's actual results to differ materially from those projected in any such forward-looking statements include: (i) failure to obtain or maintain the necessary regulatory approvals for some of the company's products; (ii) failure to successfully develop and commercialize the company's pipeline; (iii) effect of the degree of public understanding and acceptance or perceived public acceptance of the company's biotechnology and other agricultural products; (iv) failure to comply with competition and antitrust laws; (v) effect of changes in agricultural and related policies of governments and international organizations; (vi) costs of complying with evolving regulatory requirements and the effect of actual or alleged violations of environmental laws or permit requirements; (vii) effect of climate change and unpredictable seasonal and weather factors; (viii) effect of competition in the company's industry; (ix) competitor’s establishment of an intermediary platform for distribution of the company's products; (x) risks related to recent funding and staff reductions at U.S. government agencies; (xi) risk related to geopolitical and military conflict; (xii) effect of volatility in the company's input costs; (xiii) risks related to the company's global operations; (xiv) effect of industrial espionage and other disruptions to the company's supply chain, information technology or network systems; (xv) risks related to environmental litigation and the indemnification obligations of legacy EIDP liabilities in connection with the Corteva Separation; (xvi) impact of the company's dependence on third parties with respect to certain of its raw materials or licenses and commercialization; (xvii) failure of the company's customers to pay their debts to the company, including customer financing programs; (xviii) failure to effectively manage acquisitions, divestitures, alliances, restructurings, cost savings initiatives, and other portfolio actions; (xix) failure to raise capital through the capital markets or short-term borrowings on terms acceptable to the company; (xx) increases in pension and other post-employment benefit plan funding obligations; (xxi) risks related to pandemics or epidemics; (xxii) capital markets sentiment towards sustainability matters; (xxiii) the company's intellectual property rights or defense against intellectual

News Release 4Q 2025 7 property claims asserted by others; (xxiv) effect of counterfeit products; (xxv) the company's dependence on intellectual property cross-license agreements; and (xxvi) risks related to Corteva’s Separation from DowDuPont; and (xxvii) risks related to Corteva’s Proposed Separation, including, but not limited to, whether the objectives of the proposed separation will be achieved; the terms, structure, benefits and costs of any action or transaction resulting from the proposed separation; the timing of any such separation or related action and whether any such separation will be consummated at all; the risk that the proposed separation could divert the attention and time of the company’s management; the risk of any unexpected costs or expenses resulting from the proposed separation process or separation itself; and the risk of any litigation as a result of, or relating to, the proposed separation. Additionally, there may be other risks and uncertainties that Corteva is unable to currently identify or that Corteva does not currently expect to have a material impact on its business. Where, in any forward-looking statement or other estimate, an expectation or belief as to future results or events is expressed, such expectation or belief is based on the current plans and expectations of Corteva’s management and expressed in good faith and believed to have a reasonable basis, but there can be no assurance that the expectation or belief will result or be achieved or accomplished. Corteva disclaims and does not undertake any obligation to update or revise any forward-looking statement, except as required by applicable law. A detailed discussion of some of the significant risks and uncertainties which may cause results and events to differ materially from such forward-looking statements is included in the “Risk Factors” section of Corteva’s Annual Report on Form 10-K, as modified by subsequent Quarterly Reports on Forms 10-Q and Current Reports on Form 8-K. Regulation G (Non-GAAP Financial Measures) This earnings release includes information that does not conform to U.S. GAAP and are considered non-GAAP measures. These measures may include organic sales, organic growth (including by segment and region), operating EBITDA, operating earnings (loss) per share, and base income tax rate. Management uses these measures internally for planning and forecasting, including allocating resources and evaluating incentive compensation. Management believes that these non-GAAP measures best reflect the ongoing performance of the Company during the periods presented and provide more relevant and meaningful information to investors as they provide insight with respect to ongoing operating results of the Company and a more useful comparison of year over year results. These non-GAAP measures supplement the Company’s U.S. GAAP disclosures and should not be viewed as an alternative to U.S. GAAP measures of performance. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page A-5 of the Financial Statement Schedules. Corteva is not able to reconcile its forward-looking non-GAAP financial measures to its most comparable U.S. GAAP financial measures, as it is unable to predict with reasonable certainty items outside of the Company’s control, such as significant items, without unreasonable effort. For significant items reported in the periods presented, refer to page A-10 of the Financial Statement Schedules. Beginning January 1, 2020, the Company presents accelerated prepaid royalty amortization expense as a significant item. Accelerated prepaid royalty amortization represents the non-cash charge associated with the recognition of upfront payments made to Monsanto in connection with the Company’s non-exclusive license in the United States and Canada for Monsanto’s Genuity® Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits. Due to the ramp-up of Enlist E3TM, Corteva significantly reduced the volume of products with the Roundup Ready 2 Yield® and Roundup Ready 2 Xtend® herbicide tolerance traits beginning in 2021, with expected minimal use of the trait platform thereafter. In 2023 and 2024, the company committed to restructuring activities to optimize the Crop Protection network of manufacturing and external partners, which are expected to be substantially complete in 2026. The company expects to record approximately $80 million to $90 million net pre-tax restructuring charges during 2026 for these activities. Organic sales is defined as price and volume and excludes currency and portfolio and other impacts, including significant items. Operating EBITDA is defined as earnings (loss) (i.e., income (loss) from continuing operations before income taxes) before interest, depreciation, amortization, non-operating benefits (costs), foreign exchange gains (losses), and net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting, excluding the impact of significant items and separation costs. Non-operating benefits (costs) consists of non-operating pension and other post- employment benefit (OPEB) credits (costs), tax indemnification adjustments, and environmental remediation and legal costs associated with legacy businesses and sites. Tax indemnification adjustments relate to changes in indemnification balances, as a result of the application of the terms of the Tax Matters Agreement, between Corteva and Dow and/or DuPont that are recorded by the Company as pre-tax income or expense. Operating earnings (loss) per share is defined as “earnings (loss) per common share from continuing operations - diluted” excluding the after-tax impact of significant items, the after-tax impact of separation costs, the after-tax impact of non-operating benefits (costs), the after-tax impact of amortization expense associated with intangible assets existing as of the Corteva Separation from DowDuPont, and the after-tax impact of net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting. Although amortization of the Company’s intangible assets is excluded from these non-GAAP measures, management believes it is important for investors to understand that such intangible assets contribute to revenue generation. Amortization of intangible assets that relate to past acquisitions will recur in future periods until such intangible assets have been fully amortized. Any future acquisitions may result in amortization of additional intangible assets. Net unrealized gain or loss from mark-to-market activity for certain foreign currency derivative instruments that do not qualify for hedge accounting represents the non-cash net gain (loss) from changes in fair value of certain undesignated foreign currency derivative contracts. Upon settlement, which is within the same calendar year of execution of the contract, the realized gain (loss) from the changes in fair value of the non-qualified foreign currency derivative contracts will be reported in the relevant non-GAAP financial measures, allowing quarterly results to reflect the economic effects of the foreign currency derivative contracts without the resulting unrealized mark to fair value volatility. Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), significant items, separation costs, amortization of intangibles (existing as of Corteva Separation), mark-to-market (gains) losses on certain foreign currency contracts not designated as hedges, and non- operating (benefits) costs. The Company also uses Free Cash Flow as a non-GAAP measure to evaluate and discuss its liquidity position and ability to generate cash. Free Cash Flow is defined as cash provided by (used for) operating activities – continuing operations, less capital expenditures. ® TM Corteva Agriscience and its affiliated companies. 2/3/2026 Media Contact Bethany Shively +1 804-866-2377 bethany.shively@corteva.com Investor Contact Kim Booth +1 302-485-3704 kimberly.a.booth@corteva.com